This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November
 13, 1996, and the applicable Letter of Transmittal. The Offer is being made to all holders of Shares; provided, that the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws.
  In those jurisdictions whose securities, Blue Sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Merrill Lynch & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                     NOTICE OF OFFER TO PURCHASE FOR CASH BY
                           METROPOLITAN EDISON COMPANY
                               ANY AND ALL OF ITS

                     DESCRIPTION                                   CUSIP                           PURCHASE
                      OF SHARES                                   NUMBER                            PRICE
                      ---------                                   ------                            -----
Cumulative Preferred Stock, 3.90% Series ($100 Stated           591894-40-7                    $62.40 Per Share
                       Value)
Cumulative Preferred Stock, 4.35% Series ($100 Stated           591894-50-6                    $72.06 Per Share
                       Value)
Cumulative Preferred Stock, 3.85% Series ($100 Stated           591894-30-8                    $63.77 Per Share
                       Value)
Cumulative Preferred Stock, 3.80% Series ($100 Stated           591894-20-9                    $62.94 Per Share
                       Value)
Cumulative Preferred Stock, 4.45% Series ($100 Stated           591894-60-5                    $73.71 Per Share
                       Value)

     Metropolitan Edison Company, a Pennsylvania corporation (the "Company"), invites the holders of the above-referenced Preferred Stock (each such series a "Series of Preferred") to tender their shares of such stock (the "Shares") at the respective prices set forth above, net to the seller in cash and upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 13, 1996 (the "Offer to Purchase") and in the applicable Letter of Transmittal (which, together with the Offer to Purchase, constitutes the "Offer" with respect to the applicable Series of Preferred). The Company will purchase all shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

     On October 22, 1996, the Board of Directors of the Company declared dividends on the Company's Preferred Stock. A regular quarterly dividend for each Series of Preferred will be paid on January 1, 1997, to holders of record as of the close of business on December 13, 1996. Any holder that tenders Shares pursuant to and at any time within the time period specified in this Offer will be a holder of record on December 13, 1996 and accordingly will be entitled to such regular quarterly dividend. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

     EACH SERIES OF PREFERRED HAS ITS OWN SEPARATE LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER SHARES OF THAT SERIES OF PREFERRED. THE OFFER FOR ONE SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF THE APPLICABLE SERIES OF PREFERRED BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 -- "CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 13, 1996, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     Upon the terms and subject to the conditions described in the Offer to Purchase and in the applicable Letter of Transmittal, the Company will purchase Shares of a Series of Preferred validly tendered and not withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase) with respect to that Series of Preferred.

     The Company is making the Offer because it believes that, given current market prices for the shares and the current cost of available financing options, the purchase of Shares is economically attractive to the Company. In addition, the Offer gives stockholders the opportunity to sell their Shares at a premium over the last reported sale of the Shares and without the usual transaction costs associated with a market sale.

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.

     The Company reserves the right, at any time or from time to time prior to the Expiration Date, to extend the period of time during which the Offer is open or otherwise amended or terminate the Offer for any reason with respect to a Series of Preferred by giving oral or written notice to ChaseMellon Shareholder Services, L.L.C. as "Depositary" and making a public announcement thereof.

     THE COMPANY WILL PAY TO A SOLICITING DEALER (AS DEFINED IN THE OFFER TO PURCHASE) A SOLICITATION FEE OF $1.32 PER SHARE FOR ANY SHARES TENDERED, ACCEPTED FOR PAYMENT AND PAID FOR PURSUANT TO THE OFFER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 14-- "FEES AND EXPENSES" IN THE OFFER TO PURCHASE.

     Tenders of Shares of a Series of Preferred made pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date with respect to such Series of Preferred. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time on January 15, 1997, unless theretofore accepted for payment by the Company as provided in the Offer to Purchase. See Section 5-- "Withdrawal Rights" in the Offer to Purchase for more detailed disclosures regarding the manner in which Shares may be withdrawn.

     The Company will be deemed to have purchased tendered Shares validly tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance for payment of Shares.

     THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 13E-3(E)(1) AND RULE 13E-4(D)(1) OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.

     Copies of the Offer to Purchase and the applicable Letter of Transmittal are being mailed to registered holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a Book-Entry Transfer Facility's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE APPLICABLE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of the Offer to Purchase, the applicable Letter of Transmittal or other tender offer materials may be directed to the information Agent, and such copies will be furnished promptly at the Company's expense. Holders of Shares also may contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

     Information on the Offer is available from "MCM Corporate Watch Services" on Telerate pages 41958-41959.

                     The Information Agent for the Offer is:

                                    GEORGESON
                                 & COMPANY INC.
                         ==============================

                                Wall Street Plaza
                            New York, New York 10005
                  Banks and Brokers call collect (212) 440-9800
                         CALL TOLL FREE: 1-800-223-2064

                      The Dealer Manager for the Offer is:

                               MERRILL LYNCH & CO.
November 13, 1996